CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
Ithaka Acquisition Corp.

We hereby consent to the use in Amendment No. 1 to the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated April 26, 2005, except for Note 7 as to which the date is June 2, 2005, on the financial statements of Ithaka Acquisition Corp. as of April 22, 2005 and for the period from April 4, 2005 (date of inception) to April 22, 2005, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.


/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 15, 2005